                                                                 EXHIBIT 10.21




                        NATIONAL SECURITIES CORPORATION
                         1001 FOURTH AVENUE, SUITE 2200
                        SEATTLE, WASHINGTON  98154-1100


October 27, 1995


Mr. Raymond L. Dirks
50 1/2 Barrow Street
New York, New York  10014

Dear Mr. Dirks:

         National Securities Corporation, a Washington corporation, is registered as a broker-dealer with the Securities and Exchange Commission ("SEC") and is a member organization of the National Association of Securities Dealers, Inc. ("NASD"). This letter agreement ("Agreement") sets forth the terms on which National has agreed to engage Raymond L. Dirks ("Dirks") and other individuals recruited by Dirks to serve and act as independent contractors and registered representatives of National (all of whom are, with Dirks, collectively called "Dirks Group Members"). A list of the initial Dirks Group Members is attached hereto as Exhibit A.

     1. National shall establish a division of National called "Ray Dirks Research" ("Dirks Research") for the purpose of conducting the research, advisory, and brokerage business heretofore conducted by Dirks and the Dirks Group Members at other firms. Dirks shall be designated as a Managing Director of Dirks Research, and all of the activities rendered by all of the Dirks Group Members pursuant to this Agreement shall be in their capacity as registered representatives of Dirks Research. Dirks Research shall engage in the business, and only in such business, in which National is authorized by virtue of its registrations with the SEC and the NASD, and in accordance with all applicable laws, rules, and regulations to which National is subject. In all of these activities pursuant to this Agreement, all Dirks Group Members shall identify themselves, and any material transmitted by them to any present or potential customer shall identify them, as members of "Ray Dirks Research, a Division of National Securities Corporation." National agrees that it will make appropriate references to Dirks Research in its communications with customers and the investment community at large. Nothing in this

Mr. Raymond L. Dirks
October 27, 1995
Page 2



Agreement shall obligate Dirks Research to maintain the engagement of any or all the Dirks Group Members; and Dirks Research shall be free to terminate the engagement of any Dirks Group Member, and to engage new registered representatives, at any time or times with the prior consent of National, which consent shall not be unreasonably withheld.

     2. Dirks acknowledges that in addition to registrations of National, the business in which Dirks Research will engage will require initial registration or the transfer of existing registrations under federal or state law of various Dirks Group Members. Dirks shall supply to National on a timely basis a list of the states in which registration of National or any Dirks Group Member is required for the business in which Dirks Research will engage, and the status of such registrations, if any. Dirks agrees that neither Dirks Research nor any Dirks Group Member shall perform any act in any jurisdiction on behalf of Dirks Research until all applicable registration requirements in such jurisdiction have been satisfied. National shall promptly apply for such registrations or transfers of registrations as shall be necessary to enable Dirks Research to conduct the business contemplated by this Agreement, and shall use its best efforts to cause such registrations and transfers of registration to become, and to remain, effective. The cost of such registrations and transfers shall be borne by Dirks Research.

     3.        (a)   The expenses of operation of Dirks Research shall be borne by Dirks Research and National as follows:

                     (i) Dirks Research shall be responsible for rent for office space, telephone services, and electronic quotation services; monthly printing, handling, and postage charges arising out of the distribution of printed research materials by Dirks Research to its customers; the costs of registration and transfers of registration; and the salary and related expenses arising from the employment of Ms. Jessy Dirks ("JD's Salary").

Mr. Raymond L. Dirks
October 27, 1995
Page 3




                     (ii) Dirks Research shall also be responsible for all salaries and related charges including but not limited to withholding taxes and social security taxes and full employee benefits (such as health and insurance benefits) for any and all employees of Dirks Research, and all costs arising from travel and entertainment on business of Dirks Research; all monthly printing, handling, and postage charges arising out of the distribution of printed research materials by the Dirks Research; and the cost of registrations and transfers of registration to the extent provided in Paragraph 3 hereof.

                     (iii) National shall be responsible for the costs, handling, and postage charges arising out of the distribution of printed research materials by Dirks Research to customers of National. In addition, during the first six months of this Agreement, National shall pay Dirks Research $25.000 per month in order to reimburse Dirks Research for the cost of the preparation of printed research materials. On or before November 30, 1995, Dirks and National shall set a benchmark for monthly revenues, which if achieved by the Dirks Group will require National to continue the purchase of such printed research materials beyond such six month period. Assuming such benchmarks are met, then from May 1, 1996 through October 31, 1996, National shall pay Dirks Research $10,000 per month as reimbursement for such costs.

                     (iv) National understands that Dirks Research will be leasing office space and computer equipment and procuring telephone and quotation services in the New York City area. In consideration for National's agreement to obtain such leases and services in its name, Dirks and Dirks Research hereby agree to indemnify and hold harmless National against any and all claims, expenses, and liabilities (including, but not limited to, reasonable attorneys' fees and expenses), as and when incurred, arising from such leases and services. As security for such indemnification obligation, Dirks shall pledge to National such number and kind of securities as reasonably requested from time to time by National.

Mr. Raymond L. Dirks
October 27, 1995
Page 4




       (b) The profit and income items arising from the operations of Dirks Research shall be allocated between National and Dirks Research as follows:

             (i) OTC and NASDAQ Trading: If during the term of this Agreement a trader is stationed at the office of Dirks Research the profits and losses from such OTC and NASDAQ trading shall be determined by agreement between the parties.

             (ii) Fee Income: 85% of fees (including fees for acting as a placement agent in a private placement and syndicate designation introduced or arranged by Dirks Research), after deduction of expenses directly attributable to the transaction from which such fee income is derived in each case, shall be allocated to Dirks Research and 15% to National. Payment of any such fee income shall be made as soon as practicable but in no event later than the 15th day of the month following the receipt thereof.

             (iii) Commissions: National shall be entitled to receive 30% of commissions (including selling commissions in underwritings) and the balance shall be allocated to Dirks Research. Payment of the portion of commissions due to Dirks Research shall be made on the payment dates generally applicable to agents of National. In addition, Dirks Research shall be paid commissions in accordance with the Commission Schedule set forth in Addendum A attached hereto.

             (iv) Underwritings: Dirks Research shall be entitled to receive 70% of all management and underwriting fees (net of syndication fees to others and subject to National's customary charges) and net expense allowances from underwritings originated by Dirks Research, and National shall be entitled to the remainder; and all other profit or loss from underwriting activities other than selling commissions and trading profits which shall be allocated as set forth in paragraph 3(b)(iii) shall be divided 70% to Dirks Research and 30% to National. In the event that any underwriting, private placement, or other engagement gives rise

Mr. Raymond L. Dirks
October 27, 1995
Page 5




to the delivery of warrants or other non-cash consideration, 80% thereof shall allocable to Dirks Research and 20% to National. Consulting or other fees arising directly or indirectly from underwritings introduced by Dirks Research shall be allocated as provided in paragraph 3(b)(ii). Payment to Dirks Research of any amount attributable to underwritings shall be made as promptly as practicable after receipt thereof by National.

               (c) National acknowledges that Dirks Research proposes to employ Ms. Jessy Dirks at a salary of $120,000 per annum, all of which shall be chargeable to Dirks Research, together with all related costs.

     4. National agrees that it will make markets in such securities as shall be determined by agreement between National and Dirks Research. National shall have authority to oversee, and to determine position limits, in market making transactions.

     5. National shall cause its stock option committee to issue to Dirks, options to acquire 80,000 shares of National at an exercise price of $5.00 per share, which options shall vest in five equal amounts (of 16,000 shares each) at the end of the first, second, third, fourth, and fifth anniversaries of the date of issuance; provided, however, that such options shall not vest if Dirks is not employed by, or affiliated with, National on the date of vesting.

     6. In no event shall Dirks Research or any Dirks Group Member make any expenditure or commitment to any third party in excess of $5,000 for which National is responsible under this Agreement without the prior consent of National (which consent shall not be unreasonably withheld); and Dirks Research shall advise National on a current basis of all expenditures in excess of $5,000 incurred by Dirks Research for which Dirks Research is responsible under this Agreement. No member of Dirks Research shall conduct any business outside of Dirks Research, and all of the business of Dirks Research shall be conducted in accordance with rules

Mr. Raymond L. Dirks
October 27, 1995
Page 6




and regulations applicable to independent contractors of National generally, or as may be prescribed by National specifically for employees of Dirks Research. Dirks Research shall not accept business from any customer or otherwise conduct business in any fashion, except in accordance with the terms of National's Compliance Manual, a copy of which has been previously furnished to Dirks. In all matters relating to compliance, the decision of the cognizant officer of National shall be final. All decisions to participate in underwritings, as underwriter, shall be made jointly.

     7. In the event that the operations of Dirks Research shall require commitments of capital or other expenditures by National not expressly provided for in this Agreement, the parties hereto shall endeavor to negotiate in good faith on the terms of such commitment or expenditure, but nothing herein shall require National to commit to any capital or make any expenditure without its consent.

     8. Dirks represents that he is not, and no Dirks Group Member at the time of his employment by Dirks Research will be, the subject of any proceeding, existing or pending, whether civil (as it relates to the securities industry) or regulatory, in any jurisdiction, except as disclosed in the Form U-4's. In the event of any such proceeding in the future involving Dirks Research or any Dirks Group Members, and arising out of the activities contemplated by this Agreement (in contradiction to activities arising out of the prior employment of any Dirks Group Member) the cost of such proceeding (including but not limited to reasonable legal fees and expenses) shall be borne by National and the Dirks Group in proportion to their respective interests in the profits from the activity giving rise to the proceeding.
Dirks represents and warrants to National that (a) neither he nor any Dirks Group Member is under any contractual or other restriction or obligation which is inconsistent with the execution of this Agreement, the performance of his or their obligations hereunder, or the other rights of the National hereunder

Mr. Raymond L. Dirks
October 27, 1995
Page 7




and (b) neither he nor any Dirks Group Member is under any physical or mental disability that would hinder his or their performance of his or their obligations under this Agreement.

     9. Dirks shall indemnify and hold harmless National and its directors, shareholders officers, and employees against any and all claims, expenses, and liabilities (including but not limited to reasonable attorneys' fees and expenses) which may arise out of any claim by the present or former employer of Dirks against National or that the arrangements contemplated by this Agreement involve any violation of fiduciary duty owed by Dirks or any Dirks Group Member to such employer.

     This Agreement shall continue in effect until terminated by either party on not less than 60 days' prior written notice, or until terminated by mutual consent of the parties. Termination shall not relieve any party to this Agreement of any obligation arising prior to the date of termination, but if a notice of termination is given by either party, the Dirks Group Members may not undertake any obligation in the period prior to the date of termination outside of the normal course of business as previously conducted; and any income received or profits earned after such notice from activities begun but not completed after such notice shall be allocated between the parties in the proportions that would have been applicable if such notice had not been given. In the event of termination, National shall not solicit any agent of Dirks Research to remain with National, but nothing in this Agreement shall preclude National from continuing the engagement of any agent of Dirks Research who shall solicit National to continue such engagement. In the event that Dirks Group shall terminate this Agreement prior to the date on which operations are to begin, any costs paid or incurred by National for the purpose of providing facilities or services to Dirks Research shall be borne by Dirks.

Mr. Raymond L. Dirks
October 27, 1995
Page 8




     11. As used herein, all references to Dirks Group Members shall include all independent contractors and registered representatives of National at any time serving as agents of Dirks Research.

     12. Any dispute between the parties arising out of this Agreement shall be settled by arbitration in New York City in accordance with the rules of the NASD and any decision or judgment rendered in any such arbitration may be entered in any court of competent jurisdiction. In any such arbitration each party shall pay its own expenses and the cost and expenses of the arbitrator shall be divided equally between the parties.

     If the foregoing conforms to your understanding, please sign and return the enclosed copy of this document to National, whereupon it shall constitute a binding agreement between you and us.

                                   Sincerely yours,
                                   NATIONAL SECURITIES CORPORATION


                                   ------------------------------------
                                   By:
                                       Name:
                                       Title:

CONFIRMED:



-------------------------------
Raymond L. Dirks